UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2009
SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-33784 (Commission File Number)	20-8084793 (I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 429-5500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     On January 21, 2009, Sandridge Energy, Inc. (the “Company”) completed a private placement of 2,650,000 shares of the Companies 8.5% Convertible Perpetual Preferred Stock, par value $0.001 per share and liquidation preference of $100 per share (the “Convertible” Preferred Stock), to be resold to a group of qualified institutional buyers pursuant to the Rule 144A exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The private placement included 400,000 shares of Convertible Preferred Stock issued upon the exercise of the initial purchasers’ option to cover over-allotments. The Convertible Preferred Stock was sold pursuant to a purchase agreement entered into on January 14, 2009. The issue price of each share of the Convertible Preferred Stock was $95.04. The Company received net proceeds from the private placement of approximately $243.3 million, after deducting initial purchasers’ discounts of approximately $8.0 million and other offering expenses.
     Pursuant to the Certificate of Designation for the Convertible Preferred Stock (the “Certificate of Designation”), each share of Convertible Preferred Stock is convertible at any time on or after April 15, 2009 at the option of the holder thereof into a number of shares of the Company’s common stock equal to the liquidation preference of $100 divided by the conversion price, which is initially $8.0125 per share and is subject to specified adjustments. This results in an initial conversion rate of approximately 12.4805 shares of common stock per share of Convertible Preferred Stock. Based on the initial conversion price, approximately 33,073,323 shares of common stock would be issuable upon conversion of all of the outstanding shares of the Convertible Preferred Stock.
     The annual dividend on each share of Convertible Preferred Stock is $8.50 and is payable semiannually, in arrears, on each February 15 and August 15, commencing on February 15, 2010, when, as and if declared by the Company’s board of directors. No dividends will accrue or accumulate prior to August 15, 2009. The Company may, at its option, pay dividends in cash, common stock or any combination thereof.
     Except as required by law or the Company’s Certificate of Incorporation, holders of the Convertible Preferred Stock will have no voting rights unless dividends fall into arrears for three semiannual periods. Until such arrearage is paid in full, the holders will be entitled to elect two directors and the number of directors on the Company’s board of directors will increase by that same number.
     At any time on or after February 20, 2014, the Company may at its option cause all outstanding shares of the Convertible Preferred Stock to be automatically converted into common stock at the then-prevailing conversion price, if the closing sale price of the Company’s common stock exceeds 130% of the then-prevailing conversion price for a specified period prior to the conversion.
     If a holder elects to convert shares of Convertible Preferred Stock upon the occurrence of certain specified fundamental changes, the Company may be obligated to deliver an additional number of shares above the applicable conversion rate to compensate the holder for lost option value.
Item 5.03. Amendments to Articles of Incorporation.
     The description of the Certificate of Designation set forth above under Item 3.02 is incorporated herein by reference.
     The Company has filed with the Secretary of State of the State of Delaware the Certificate of Designation to designate up to 2,650,000 shares of its preferred stock as the Convertible Preferred Stock, effective January 21, 2009. The Certificate of Designation is filed herewith as Exhibit 3.1 and is incorporated by reference into this Item 5.03.
Item 8.01. Other Events.
     The Company issued a press release on January 15, 2009 announcing that it had priced a private offering of approximately $225 million of its Convertible Preferred Stock. The press release is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.
     The press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Convertible Preferred Stock in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of 8.5% Convertible Perpetual Preferred Stock

99.1	Press release issued January 15, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)
Date: January 21, 2009	By:	/s/ Dirk M. Van Doren
Dirk M. Van Doren
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation of 8.5% Convertible Perpetual Preferred Stock

99.1	Press release issued January 15, 2009